Exhibit 10.1

EDISON INTERNATIONAL AND SOUTHERN CALIFORNIA EDISON COMPANY
DIRECTOR COMPENSATION SCHEDULE

As Adopted June 19, 2014

Effective July 1, 2014 and except as otherwise provided below, non-employee Directors of Edison International (“EIX”) and/or Southern California Edison Company (“SCE”) will receive the annual retainers, meeting fees, meeting expenses and equity-based awards described below as compensation for serving as a Director. The equity-based award provisions described below are effective for Directors elected or reelected on or after the date of the EIX and SCE 2015 annual shareholders’ meeting.

Directors who are employees of EIX or SCE shall not receive additional compensation for serving as Directors (other than participation in the EIX Director Matching Gifts Program). Directors who serve on both the EIX Board and the SCE Board, and their corresponding Board Committees, will not receive additional compensation, including additional meeting fees for SCE Board, Board Committee and business meetings held concurrently or consecutively with a corresponding EIX Board, Board Committee or business meeting.

Annual Retainers
Board Retainer - Each Director will receive an annual board retainer of $65,000 to be paid in advance in quarterly installments of $16,250 for any calendar quarter or portion thereof during which the individual serves as a Director.

Board Committee Chair Retainer - Each Director who serves as the Chair of a Board Committee will receive an annual retainer of $10,000, except the Director who serves as the Chair of the Audit Committee will receive an annual retainer of $20,000 and the Director who serves as the Chair of the Compensation and Executive Personnel Committee will receive an annual retainer of $15,000. The Committee Chair retainers shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as a Committee Chair.

Lead Director Retainer - Each Director who serves as the lead director of the non‑employee and/or independent Director executive sessions of the Board shall receive an annual retainer of $25,000. The retainer shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as a Lead Director.

The quarterly retainer installments will be paid on the first business day of the calendar quarter. Initial quarterly retainer installments will be paid as soon as possible following the date of the election.

Meeting Fees
Each Director will receive $2,000 for each regular meeting, adjourned regular meeting or special meeting of the Board attended by the Director, for each regular meeting, adjourned regular meeting or special meeting of a Committee attended by the Director as a member of the Committee, and for each business meeting attended at the request or invitation of the Chairman of the Board, or in the case of Committee meetings, at the request or invitation of the Chairman of the Board in consultation with the Committee Chair, on behalf of the corporation in his or her capacity as a Director. Each Director shall receive only one meeting fee for any concurrent meeting attended by the Director, including concurrent meetings of different Board Committees. Full meeting fees will be paid if the Director attends any portion of any meeting.

No additional meeting fee shall be paid when the non-employee or independent members of the Board meet in executive session immediately before, during or immediately after Board meetings.

Meeting fees will be paid on the first business day of either the first or second month following the month in which the meeting occurred.

Meeting Expenses
Reasonable expenses incurred by a Director to attend Board meetings, Committee meetings, or business meetings attended on behalf of the corporation in his or her capacity as a Director will be promptly reimbursed upon presentation of a statement of the expenses to the Secretary.1

Equity-Based Awards2
Equity-based awards (“Awards”) will be granted under and subject to the terms of the EIX 2007 Performance Incentive Plan or a successor plan (the “Plan”), except that any award payable in cash will be deemed paid outside of the Plan. The Awards consist of
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[1]
To the extent any expense reimbursements provided for in this Director Compensation Schedule are taxable to a Director and provide for a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Director shall complete all steps required for reimbursement so as to facilitate payment, and any such reimbursements shall be paid to the Director on or before December 31 of the calendar year following the calendar year in which the expense was incurred. Such reimbursements shall not be subject to liquidation or exchange for other benefits, and the expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

[2]
With respect to equity-based awards approved and granted under current and prior compensation plans by prior resolutions of the EIX Board, this Director Compensation Schedule does not alter the intent of such resolutions to have the awards and subsequent transactions by the Directors occurring pursuant to the awards continue to comply with and be exempt under Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 promulgated thereunder (or any successor provision thereto).

fully vested Edison International deferred stock units (“DSUs”) and/or Edison International common stock (“Common Stock”). DSUs represent the value of one share of Common Stock and will be credited to the Director’s account under the EIX Director Deferred Compensation Plan and subject to the terms of that plan. DSUs include dividend equivalent rights that are converted to additional DSUs. The number of DSUs or shares of Common Stock awarded to a Director in any particular instance will be calculated by dividing the applicable equity award amount to be granted on that date (expressed in dollars and determined as set forth below, the “Award Amount”) by the fair market value of a share of Common Stock as of that date, rounded up to the nearest whole share. Fair market value for these purposes shall be determined in accordance with the Plan. Each Award will be subject to terms and conditions approved in advance by the Board.

Initial Election Award - Upon the initial election of a Director to the Board, the Director will receive an award of DSUs with an aggregate Award Amount of $125,000, the date of grant of which shall be the date of such election.

Annual Reelection Award - Each Director reelected to the Board will receive Common Stock and/or DSUs with an aggregate Award Amount of $125,000, the date of grant of which shall be the date of such reelection. The portion of the award to be granted in Common Stock and/or DSUs shall be specified in advance by the Director as provided in the next paragraph.

Prior to the year the Annual Reelection Award is granted, the Director may elect to receive the award entirely in shares of Common Stock, entirely in DSUs, or in any combination of each, except that if a fractional share would result, the Common Stock portion will be rounded up to the next whole share and the DSU portion will be rounded down to the next whole DSU. If no such election is timely made by the Director for a particular year, the Director’s Annual Reelection Award (if any) for that year will be entirely Common Stock.

EIX Affiliate Boards - SCE non-employee Directors who do not serve on the EIX Board will receive Awards equal in amount to EIX non-employee Directors if the SCE Board authorizes such compensation. Differing amounts of SCE Awards, and Awards for non‑employee directors of other EIX affiliates, may only be made with additional approval of the EIX Board.

Matching Gift Program
Directors of EIX and SCE are eligible to participate in the EIX Director Matching Gifts Program.

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